UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2008

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Ave. SE, Suite 142, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2008, David Barnes resigned as the Chief Financial Officer of our company.

Also on July 11, 2008, we appointed Stephen M. Wilson, age 52, as our new Chief Financial Officer. Mr. Wilson has served as our Controller since April 2008 and as our Corporate Secretary since June 2008. From May 2007 until February 2008, he served as Chief Financial Officer of Impart Media Group, Inc., a provider of digital signage equipment and services From July 2006 until his promotion to Chief Financial Officer of Impart, he served as its Vice President of Finance/Corporate Controller. From 2004 to 2006, he served as Division Controller for Rabanco Companies, a division of Allied Waste. From 2000 to 2004, Mr. Wilson was owner and President of Strategic Finance & Accounting Services, Inc. He is a licensed Certified Public Accountant and is also a Certified Management Accountant and holds Bachelor of Arts degrees in Accounting and Business Administration from Western Washington University.

In connection with Mr. Wilson’s prior appointment as Controller, on April 18, 2008, we entered into an “at-will” employment letter agreement with Mr. Wilson that provides for an annual base salary of $130,000 and an annual performance-based bonus of up to $26,000, or 20% of base salary. The employment letter agreement remains in effect and will govern Mr. Wilson’s employment as our Chief Financial Officer. Upon signing the agreement, on April 21, 2008, Mr. Wilson received a grant of options under our Long Term Incentive Compensation Plan for the purchase of 400,000 shares of our common stock at $0.04 per share. The options vest ratably over four years. The grant was made pursuant to our standard form of Stock Option Grant Notice used in connection with this plan. A copy of our employment letter agreement with Mr. Wilson is attached hereto as Exhibit 10.1 to this report.

A copy of the company's press release announcing Mr. Wilson’s appointment and Mr. Barnes’ resignation is attached hereto as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENT AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

Exhibit
Number.	Description.
10.1	Employment letter agreement, dated April 18, 2008, between our company and Stephen M. Wilson.

99.1	Press release of dated July 16, 2008 announcing the appointment of Stephen M. Wilson as Chief Financial Officer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.

Dated: July 16, 2008	By:	/s/ Gerard C. D’Couto
		Name:	Gerard C. D’Couto
		Title:	Chief Executive Officer